Exhibit 11

DRINKER BIDDLE & REATH LLP
One Logan Square
18th and Cherry Streets
Philadelphia, PA 19103-6996
(215) 988-2700
Fax: (215) 988-2757
 www.dbr.com

November 30, 2004

Goldman Sachs Trust
4900 Sears Tower
Chicago, Illinois  60606-6303

Dear Sir or Madam:

               We have acted as counsel for Goldman Sachs Trust (the “Trust”), a Delaware statutory trust, in connection with the proposed acquisition by the investment portfolios listed below that are offered by the Trust (the “Acquiring Goldman Portfolios”) of the assets and liabilities of the investment portfolios listed below that are offered by the Expedition Funds (the “Expedition Funds”) in exchange for shares of the Acquiring Goldman Portfolios:

Acquired Expedition Funds	Acquiring Goldman Funds

Expedition Equity Fund	Goldman Sachs CORESM U.S. Equity Fund
Class A Shares	Class A Shares
Class B Shares	Class B Shares
Institutional Shares	Institutional Shares

Expedition Equity Income Fund	Goldman Sachs Growth and Income Fund
Class A Shares	Class A Shares
Class B Shares	Class B Shares
Institutional Shares	Institutional Shares

Expedition Investment Grade Bond Fund	Goldman Sachs Core Fixed Income Fund
Class A Shares	Class A Shares
Class B Shares	Class B Shares
Institutional Shares	Institutional Shares

Expedition Tax-Free Investment Grade Bond Fund	Goldman Sachs Municipal Income Fund
Class A Shares	Class A Shares
Class B Shares	Class B Shares
Institutional Shares	Institutional Shares

Expedition Money Market Fund	Goldman Sachs Financial Square Prime Obligations Fund
Institutional Shares	FST Administration Shares
Investment Service Shares	FST Service Shares

Expedition Tax-Free Money Market Fund	Goldman Sachs Financial Square Tax-Free Money Market Fund
Institutional Shares	FST Administration Shares
Investment Service Shares	FST Service Shares

The aforementioned proposed acquisition is referred to herein as the “Reorganization.”

               This opinion relates to shares of beneficial interest of the Trust (the “Shares”) (par value $0.001 per Share) to be issued in the Reorganization, and is furnished in connection with the Trust’s Registration Statement on Form N-14 under the Securities Act of 1933, as amended (the “Registration Statement”).

               In rendering the opinion hereinafter set forth, we have considered such legal and factual matters as we have deemed necessary and have assumed that:  (i) all documents submitted to us as originals are authentic, the signatures thereon are genuine and the persons signing the same were of legal capacity; (ii) all documents submitted to us as certified or photostatic copies conform to the original documents and that such originals are authentic; and (iii) all certificates of public officials upon which we have relied have been duly and properly given and that any public records reviewed by us are complete and accurate.

               This opinion is based exclusively on the laws of the State of Delaware and the federal law of the United States of America.

               On the basis of and subject to the foregoing, we are of the opinion that upon (i) the approval of the Agreement and Plan of Reorganization described in the Registration Statement (the “Reorganization Agreement”) by the Trust’s Board of Trustees; (ii) the execution of the Reorganization Agreement by duly authorized officers of the Trust; and (iii) the prior satisfaction of the conditions contained in the Reorganization Agreement, the Shares, when issued pursuant to the Reorganization Agreement and in the manner referred to in the Registration Statement, will be validly issued, fully paid and non-assessable by the Trust, and that the holders of the Shares will be entitled to the same limitation of personal liability extended to stockholders of private corporations for profit organized under the general corporation law of the State of Delaware (except that we express no opinion as to such holders who are also Trustees of the Trust).  Pursuant to Section 2 of Article VIII of the Trust’s Agreement and Declaration of Trust, the Trustees have the power to cause shareholders, or shareholders of a particular series or class, to pay certain custodian, transfer, servicing or similar agent charges by setting off the same against declared but unpaid dividends or by reducing share ownership (or by both means).

               This opinion is solely for the use of the Trust and may not be referred to or used for any other purpose or relied on by any other persons without our prior written approval.  This opinion is limited to the matters set forth in this letter and no other opinions should be inferred beyond the matters expressly stated.

               We hereby consent to the filing of this opinion as an exhibit to the Registration Statement.  This does not constitute a consent under section 7 of the Securities Act of 1933, and in so consenting we have not certified any part of the Registration Statement and do not otherwise come within the categories of persons whose consent is required under section 7 or under the rules and regulations of the Securities and Exchange Commission issued thereunder.

Very truly yours,

/s/ DRINKER BIDDLE & REATH LLP

DRINKER BIDDLE & REATH LLP